EXHIBIT 99.3
WELLS-CTI, INC	RECONCILIATION OF US TRUSTEE FORMAT TO GAAP
FORMS OPR-1 & OPR-2
BALANCE SHEET
AS AT APRIL 30, 2003

AS REPORTED TO US TRUSTEE	U.S. GAAP ADJUSTMENTS	U.S. GAAP ADJUSTED

ASSETS:
 Cash & Cash Equivalent
 Accounts Receivable - Trade
 Inventory
 Prepaid Expenses
     Total Current Assets
 Plant, Property, & Equip. - Gross
 Accm/Depr
     Total Fixed Assets
 Deposits
 Investments & Intraco.
 Other Assets
     Total Other Assets
          TOTAL ASSETS

750 979,685 1,462,281 145,717 2,588,433 16,201,256 12,660,984 3,540,272 33,422 200,000 - 233,422 6,362,127	(319,876) (16,162,207) 12,659,683 (63,746) 1,544,270 (2,331,876)	750 979,685 1,142,405 145,717 2,268,557 39,049 1,301 37,748 (30,324) 1,754,270 - 1,723,946 4,030,251

LIABILITIES & EQUITY: Total Debt Accounts Payable Accrued Expenses Total Current Liab. Other Liab. Long Term Debt Total Liabilities	43,032,199 283,804 327,337 43,643,340 - - 43,643,340	(43,032,199)	- 283,804 327,337 611,141 - - 611,141
EQUITY Common Stock/PIC Currency Translation Adj. Beginning R/E Current Earnings Total Equity	69,873,167 - (106,806,091) (348,289) (37,281,213)	44,586,469 (4,415,161) 529,015	114,459,636 - (111,221,252) 180,726 3,419,110
TOTAL LIAB. & EQUITY	6,362,127	(2,331,876)	4,030,251

WELLS-CTI, INC	RECONCILIATION OF US TRUSTEE FORMAT TO GAAP
FORM OPR-5
INCOME STATEMENT
FOR THE MONTH OF APRIL 2003

AS REPORTED TO US TRUSTEE	U.S. GAAP ADJUSTMENTS	U.S. GAAP ADJUSTED

Total Sales	467,439	467,439
Cost Of Sales	317,764	(132,501)	185,263

Gross Margin	149,675	132,501	282,176

Selling/General/Administrative	253,536	253,536

Operating Profit	(103,861)	132,501	28,640

Other Exp/(Income)	(38,693)	(38,693)

Pretax Income/(Loss)	(65,168)	132,501	67,333
Taxes	-	-	-

Net Income/(Loss)	(65,168)	132,501	67,333

WELLS-CTI - USA	RECONCILIATION OF US TRUSTEE FORMAT TO GAAP
FORM OPR-6
DIVISIONAL CASH FLOWS
APRIL 2003

AS REPORTED	U.S. GAAP	U.S. GAAP
TO US TRUSTEE	ADJUSTMENTS	ADJUSTED

SOURCES:
Net Income from Operations	(65,168)	132,501	67,333
Depreciation and Amortization	132,676	(132,501)	175

TOTAL	67,508	-	67,508

APPLICATIONS:
Accounts Receivable	(189,706)	-	(189,706)
Inventory	18,628	-	18,628
Capital Equipment	1,072	-	1,072
Accounts Payable	(49,452)	-	(49,452)
Other Working Capital	288,171	-	288,171

TOTAL	68,713	-	68,713

NET CASH FLOW	(1,205)	-	(1,205)

BEGINNING CASH	1,955	-	1,955

ENDING CASH	750	-	750

OTHER WORKING CAPITAL
Prepaid Assets	22,497	-	22,497
Intercompany	174,201	-	174,201
Other Assets	-	-	-
Accrued Expenses/Payroll	91,473	-	91,473

TOTAL	288,171	-	288,171